Exhibit 10.4

Confidentiality and Proprietary Rights Agreement

THIS CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT (the "Agreement") is made as of the 1st day of December, 2016.

BETWEEN:

_________________, an officer and director of the Company (as defined below),

(hereinafter referred to as the "Recipient"),

- and -

COORDINATES COLLECTION, INC.., a corporation incorporated under the laws of Delaware,

(hereinafter referred to as the "Company", and collectively with the Recipient, the "Parties" and each a "Party")

WHEREAS:

A.	The relationship between the Company and Recipient is one of mutual trust and reliance and the Recipient has agreed to enter into this Agreement;

B.	The Company has disclosed or will disclose to Recipient extremely valuable Confidential Information, the public disclosure of which would be highly detrimental to the best interests of the Company;

C.	Recipient acknowledges that the preservation of the confidentiality of the Confidential Information of the Company is essential for the protection of the business of the Company;

D.	Recipient and the Company have agreed that the Company will own all Intellectual Property Rights in Intellectual Property developed by Recipient for the Company; and

E.	Recipient and the Company have agreed to enter into this Agreement, among other things, to confirm the Company's ownership of Intellectual Property developed by Recipient for the Company and to maintain the confidentiality of the Confidential Information of the Company;

NOW THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the Parties agree as follows:

1.	Definitions

"Confidential Information" means information, whether or not created by the Recipient, that relates to the business or affairs of the Company, its employees, customers or suppliers and is confidential or proprietary to, about or created by the Company, its employees, customers or suppliers and includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(a)	work product resulting from or related to work or projects performed or to be performed by the Company for its clients or customers, including but not limited to, the interim and final lines of inquiry, hypotheses, research and conclusions related thereto and the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(b)	computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs, routines, procedures, algorithms, branding and marketing concepts, prototypes, product specifications and formulas, diagrams, presentations, design concepts, design specifications (design notes, annotations, documentation, flowcharts, and the like), source code, programming and system designs;

(c)	information relating to Developments prior to any public disclosure thereof, including but not limited to, the nature of the Developments, data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

(d)	information about internal personnel of the Company and financial information, vendor names and other vendor information, purchasing and internal cost information, internal service and operational manuals, strategic business plans and the manner and method of conducting the business of the Company;

(e)	marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company that have been or are being discussed; and

(f)	contracts and their contents, customer services, data provided by customers and the type, quantity and specifications of products and services purchased, leased, licensed or received by customers of the Company;

but Confidential Information does not include:

(g)	information publicly known or received by the Recipient from a third party unrelated to the Company without a breach of this obligation of confidentiality, in each case without breach of this Agreement or similar agreements to which the Recipient is a party; and

(h)	information that was in the Recipient's possession prior to the disclosure of such information by the Company;

"Developments" means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

(a)	result or derive from the Recipient's involvement with the Company or from the Recipient's knowledge or use of Confidential Information or Intellectual Property of the Company;

(b)	result from or derive from the use or application of the resources of the Company; or

(c)	relate to the business operations of or actual or demonstrably anticipated research and development by the Company.

"Intellectual Property" means:

(d)	patents, inventions, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications;

(e)	proprietary and non-public business information, including inventions, developments, trade secrets, know-how, methods, processes, designs, technology, technical data, schematics, formulae and client lists, and documentation relating to any of the foregoing;

(f)	works of authorship, copyrights, copyright registrations and applications for copyright registration;

(g)	designs, design registrations and design registration applications;

(h)	trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing;

(i)	computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs; and

(j)	any other intellectual property and industrial property and moral rights, title and interest therein, anywhere in the world and whether registered or unregistered or protected or protectable under intellectual property laws

"Personal Information" means:

(k)	personal information collected in the course of commercial activities; and

(l)	information about yourself that you may provide to the Company during your period of involvement with the Company in order to facilitate the management and administration of the Company-Recipient relationship, including, as example only and without limitation, home address, qualifications and experience, your bank account information for compensation deposits, and information about you provided by others such as your remuneration, email address, performance reviews.

2.	Confidential Information

(a)	Protection of Confidential Information. All Confidential Information whether it is created, developed or contributed to by the Recipient during his period of involvement with the Company or by others employed or engaged by or associated with the Company, is the exclusive and confidential property of the Company or its customers, as the case may be, and will at all times be regarded, treated and protected that way, as provided in this Agreement.

(b)	Covenants Respecting Confidential Information. In light of the position held by the Recipient and as a consequence of the acquisition of Confidential Information, the Recipient will occupy a position of trust and confidence with respect to the affairs and business of the Company and its customers. In view of the foregoing, it is reasonable and necessary for the Recipient to make the following covenants regarding the Recipient's conduct during and subsequent to the Recipient's involvement with the Company:

(i)	Non-Disclosure. At all times during and subsequent to the Recipient's involvement with the Company, the Recipient will not disclose Confidential Information to any person or entity (other than as reasonably necessary in carrying out the Recipient's duties on behalf of the Company) without first obtaining the Company's written consent, and the Recipient will take all necessary precautions to prevent inadvertent disclosure of any Confidential Information. This prohibition includes, but is not limited to, disclosing or confirming the fact that any similarity exists between the Confidential Information and any other information.

(ii)	Using, Copying, etc. At all times during and subsequent to the Recipient's involvement with the Company, the Recipient will not use, copy, transfer or destroy any Confidential Information (other than as necessary in carrying out the Recipient's duties on behalf of the Company) without first obtaining the Company's written consent, and the Recipient will take all necessary precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information. This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services which embody or are derived from Confidential Information.

(iii)	Return of Confidential Information. On or before the termination of the Recipient's involvement with the Company for any reason, or of receipt by the Recipient of the Company's written request, the Recipient will promptly deliver to the Company all property of or belonging to or administered by the Company including without limitation all Confidential Information that is embodied in any physical or ephemeral form, whether in hard copy or on magnetic media, and that is within the Recipient's possession or under the Recipient's control.

(iv)	Ordered Disclosure. If Recipient is ordered to disclose any Confidential Information, whether by law, regulation, governmental authority or by way of any legal or regulatory proceeding or otherwise, Recipient shall provide the Company with immediate written notice of such request or order prior to any disclosure so that the Company may seek to prevent disclosure or, if that cannot be achieved, the entry of a protective order or other appropriate protective device or procedure in order to assure, to the extent practicable, compliance with the provisions of this Agreement. In the case of any disclosure, the Recipient shall disclose only that portion of the Confidential Information that Recipient is ordered and legally obligated to disclose.

(c)	Obligations Continue. The Recipient's obligations under this Section 2 are to remain in effect in perpetuity and will exist and continue in full force and effect until the information is no longer confidential through no breach of this Agreement by the Recipient notwithstanding any breach or repudiation or any alleged breach or repudiation of this Agreement by the Company.

3.	Intellectual Property

(a)	Ownership. All Intellectual Property of the Company and all Developments will be the exclusive property of the Company from the moment of inception and the Company will have sole discretion to deal with all Developments and all of its Intellectual Property.

(b)	Assignment. The Recipient shall, and does hereby agree to, assign, transfer and convey to the Company all right, title and interest to all Intellectual Property of the Company and all Developments, including all copyrights therein.

(c)	Records. The Recipient will keep complete, accurate and reasonable notes, reference materials, data and records of all Developments in the manner and form requested by the Company of the Recipient or of its employees, agents or contractors generally, and agrees to immediately disclose such Developments to the Company. All these materials will be Confidential Information upon their creation.

(d)	Moral Rights. The Recipient hereby irrevocably waives all moral rights arising under the any applicable legislation, or at common law, that the Recipient may have now or in the future with respect to the Intellectual Property of the Company and any Developments, including, without limitation, any rights the Recipient may have to have the Recipient's name associated with the Developments or to have the Recipient's name not associated with the Developments, any rights the Recipient may have to prevent the alteration, translation or destruction of the Developments, and any rights the Recipient may have to control the use of the Developments in association with any product, service, cause or institution. The Recipient agrees that this waiver may be invoked by the Company, and by any of its authorized agents or assignees, in respect of any of the Developments.

(e)	Further Assurances. The Recipient will do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing. If the Recipient's co-operation is required in order for the Company to obtain or enforce legal protection of the Company's Intellectual Property and the Developments following the termination of the Recipient's involvement with the Company.

4.	No Conflicting Obligations

The Recipient warrants to the Company that:

(a)	the performance of the Recipient's duties with the Company will not breach any agreement to which the Recipient is a party or other obligation of the Recipient to keep confidential the proprietary information of any third party; and

(b)	the Recipient is not bound by any agreement with or obligation to any third party that conflicts with the Recipient's obligations to the Company or that may affect the Company's interest in the Developments.

The Recipient will not, in the performance of his or her duties with the Company:

(c)	improperly bring to the Company or use any trade secrets, confidential information or other proprietary information of any third party; or

(d)	knowingly infringe the Intellectual Property rights of any third party.

Recipient will fully hold harmless and indemnify the Company should the Company be damaged in any way by a breach of these warrants and representations made by Recipient.

5.	Personal Information and Business Transactions

From time to time, the Company may enter into business transactions, such as the purchase, sale, lease, merger, amalgamation, public offering or any other type of acquisition, disposition of, or financing of, or the taking or granting of a security interest in, all or a portion of, any business, activity or asset of the Company or another organization (a "business transaction"). In the context of the negotiation, review or completion of a business transaction, the Company may collect, use or disclose the Personal Information of its officers, directors, employees, agents and independent contractors. To the extent that your consent is required under applicable privacy laws, if any, for the Company to use your Personal Information for purposes of a business transaction, you hereby consent to the Company collecting, using and disclosing your Personal Information.

6.	Federal Defend Trade Secrets Act

This Agreement is governed by and construed in accordance with the federal Defend Trade Secrets Act, 18 U.S.C. 1836, et seq. The Company notifies Recipient, consistent with 18 U.S.C. 1833(b)(3)(A), that: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to a lawyer, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint filed under seal or other document filed under seal in a lawsuit or other proceeding; or (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

7.	Warranties, Covenants and Remedies

(a)	The obligations of the Recipient as set forth in this Agreement will be deemed to have commenced as of the date on which the Recipient was first involved with the Company. The Recipient warrants that the Recipient has not, to date, breached any of the obligations set forth in any of those Sections. Any breach of those sections by the Recipient will constitute a material breach for immediate termination of the Recipient's involvement with the Company by the Company.

(b)	In addition to the foregoing, the Recipient warrants to the Company that: (a) the performance of the Recipient's duties with the Company will not breach any agreements or other obligations with any third party; and (b) the Recipient is not bound by any valid agreement with or obligation to any third party that conflicts with the Recipient's obligations to the Company.

(c)	The Recipient understands that the Company has expended significant financial resources in developing its products, services, Intellectual Property and Confidential Information. Accordingly, a breach by the Recipient of this Agreement could result in unfair competition with the Company and could result in the Company and its shareholders suffering irreparable harm that is not capable of being calculated and that cannot be fully or adequately compensated by the recovery of damages alone. Accordingly, the Recipient agrees that the Company will be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Company may become entitled. Further, Recipient agrees that the Company shall not be required to post any bond or prove special damages. Nothing contained in this Agreement shall, however, be construed as a waiver by the Company of any other right, including, without limitation, the Company’s right to monetary damages.

(d)	The Recipient's obligations under this Agreement are to remain in effect in accordance with each of their terms and will exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, of this Agreement or the Recipient's involvement with the Company.

8.	General

(a)	Governing Law. This Agreement, the rights and obligations of the Parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement (whether based on contract, tort, or any other theory), including all matters of construction, validity and performance, shall in all respects be governed by, and interpreted, construed and determined in accordance with, the laws of the State of California applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction and venue of the courts of State of California for the resolution of any such disputes arising under this Agreement.

(b)	Lawyers’ Fees. If any party prevails on a claim brought pursuant to this Agreement, the prevailing party’s lawyer fees and costs shall be paid by the other party.

(c)	Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made with the prior written consent of the Parties.

(d)	Assignments. Recipient hereby consents to the assignment, without additional notice, of Recipient’s obligations under this Agreement to any of the Company’s subsidiaries or affiliates or any successor to the Company or any of its subsidiaries or affiliates. Recipient may not assign any of Recipient’s rights or obligations under this Agreement.

(e)	Headings. The headings used in this Agreement have been inserted for convenience and do not constitute matters to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires; (a) words of any gender will be deemed to include each other gender; (b) words using the singular or plural number will also include the plural or singular number, respectively; (c) the terms hereof, herein, hereby, and derivative or similar words will refer to this entire Agreement; (d) the conjunctions “or” will denote any one or more, or any combination or all, of the specified items or matters involved in the respective list; and (e) the word “including”, “included” and “include” shall be deemed to be followed by the phrase “without limitation”, wherever used in this Agreement.

(f)	Severability. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

(g)	Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, including, without limitation, by facsimile transmission or by electronic delivery in portable document format (".pdf") or tagged image file format (".tiff"), shall be equally effective as delivery of a manually executed original counterpart thereof. The Parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defence based on its execution hereof in counterparts or the delivery of such executed counterparts by facsimile or electronic delivery, as applicable.

(h)	Independent Legal Advice. Each of the Parties acknowledges that they: (a) have been advised by the other Parties to seek independent legal advice; (b) have sought such independent legal advice or deliberately decided not to do so; (c) understand their rights and obligations under this Agreement; and (d) are executing this Agreement voluntarily.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

COORDINATES COLLECTION, INC.

By:
Name:
Title:

Date

SIGNED, SEALED AND DELIVERED	I have read, understand and agree to these terms and conditions.

Name:

Date

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